EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

February 28, 2014

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Ikanos Communications, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 3,000,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”) and 1,500,000 shares of Common Stock of the Company issuable pursuant to the 2004 Employee Stock Purchase Plan (“ESPP”) (together, the “Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan and the ESPP, as applicable, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP